Issuer Free Writing Prospectus

Dated December 3, 2024

Filed Pursuant to Rule 433

Registration Statement No. 333-263323

NEWS RELEASE

Contact:	Deric Eubanks	Laken Avonne Rapier	Joseph Calabrese
	Chief Financial Officer	Media Contact	Financial Relations Board
	(972) 490-9600	LRapier@ashfordinc.com	(212) 827-3772

ASHFORD HOSPITALITY TRUST ANNOUNCES CLOSING OF NON-TRADED
PREFERRED STOCK OFFERING

DALLAS – December 3, 2024 – Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that it plans to close its offering of Series J and Series K non-traded preferred stock on March 31, 2025. Since launching the offering in 2022, the Company raised approximately $180.0 million of gross proceeds from the sale of its Series J and Series K non-traded preferred stock.

“Our non-traded preferred stock offering has allowed us to raise substantial capital during a challenging time in the capital markets,” commented Stephen Zsigray, Ashford Trust’s President and Chief Executive Officer. “Given the success of this offering to date and our improved financial condition, we are pleased to announce the upcoming closing of the offering.”

Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing predominantly in upper upscale, full-service hotels.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, the issuer, the dealer manager or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-787-9239.

The final prospectus and prospectus supplement no. 1 for the Offering, dated May 4, 2022 and September 14, 2022, respectively, can be accessed through the following links:

•	https://www.sec.gov/Archives/edgar/data/1232582/000110465922056200/tm2213690-3_424b3.htm

•	https://www.sec.gov/Archives/edgar/data/1232582/000110465922100064/tm2225818-1_424b3.htm

Forward-Looking Statements

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Additionally, statements regarding the following subjects, among others, are forward-looking by their nature: our business and investment strategy; anticipated or expected purchases, sales or dispositions of assets; our projected operating results; completion of any pending transactions; our plan to pay off strategic financing; our ability to restructure existing property-level indebtedness; our ability to secure additional financing to enable us to operate our business; our understanding of our competition; projected capital expenditures; and the impact of technology on our operations and business.. Such forward-looking statements are based on our beliefs, assumptions, and expectations of our future performance taking into account all information currently known to us. These beliefs, assumptions, and expectations can change as a result of many potential events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations, plans, and other objectives may vary materially from those expressed in our forward-looking statements. You should carefully consider this risk when you make an investment decision concerning our securities. These and other risk factors are more fully discussed in the Company's filings with the SEC.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We will not publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise except to the extent required by law.

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